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                                    EXHIBIT 10.20

                                 DATA I/O CORPORATION

                        MANAGEMENT INCENTIVE COMPENSATION PLAN

                          AMENDED & RESTATED JANUARY 1, 1996


ARTICLE I

PURPOSE AND EFFECTIVE DATE

This Management Incentive Compensation Plan (the "Plan") is intended to promote the interests of Data I/O Corporation by stimulating the efforts of key management staff through the opportunity to share in the success of the Company. This Plan is effective January 1, 1994.


ARTICLE II

DEFINITIONS

2.1      "Administrator" shall mean the Compensation Committee of the Board.

2.2 "Annual Base Pay" shall mean with respect to a Participant the Participant's base pay earnings during the Plan Year including pay for vacation, holidays, and sick leave and excluding pay for overtime, bonuses, relocation, and other similar additional pay.

2.3 "Board" shall mean the Board of Directors of Data I/O Corporation, a Washington corporation.

2.4     "Company" shall mean Data I/O Corporation and all of its subsidiaries.

2.5 "Compensation Committee" shall mean the Compensation Committee of the Board.

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2.6     "Earnings Per Share" shall mean pre-tax income per the audited year end financial statements, less any gains and losses on sales or disposals of assets not occurring in the normal course of business, less taxes, at a pre-determined rate, divided by a pre-determined annual weighted average shares outstanding. Due to the exclusion of gains and losses on the sale or disposal of assets and income taxes and weighted average shares outstanding being calculated at a pre-determined rate, the earnings per share for purposes of this plan may not equal those per the audited financial statements.

2.7 "Employee" shall mean any person employed by the Employer in any capacity.

2.8     "Employer" shall mean the Company.

2.9 "Guideline" shall mean the percentage of Annual Base Pay which the Participant can receive in incentive compensation if the Company achieves its Target. The Guideline shall be approved by the Administrator based on the following table:

         Management Level                   Guideline %
         ----------------                   -----------
            Officer                          30% - 50%
            Director                         20% - 25%
            Manager                          10% - 20%


2.10 "Participant" shall mean any Employee who meets the eligibility requirements set forth in Article III.

2.11 "Plan" shall mean the Management Incentive Compensation Plan set forth herein.

2.12 "Plan Year" shall mean the period commencing on January 1 and ending on the following December 31.

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ARTICLE III

ELIGIBILITY

An Employee is eligible to participate in the Plan during a Plan Year if:

(a) The Employee is not a participant in any other commission, incentive or bonus plan for the Plan Year (being a recipient of a spot award or a service award does not eliminate eligibility); and

(b) As of the end of the Plan Year the Employee is employed on the payroll of the Company; and

(c) Is employed as a REGULAR full time or part time employee (not temporary or contract employee); and

(d) The Employee is a direct report to an elected officer of the Company or a direct report of a direct report of an Officer of the Company; and

(e)     The Employee has an annual base salary in excess of $60,000.


ARTICLE IV

TARGET PAYOUT CALCULATION

4.1 "Target" is stated in terms of Earnings Per Share and is set annually by the Administrator at a level which may or may not correspond to the Company's operating plan for earnings per share for that year.

4.2 Payout at Target is equal to Guideline percent of Annual Base Pay. Payouts between Threshold and Target and between Target and Maximum are prorated linearly.

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4.3     "Threshold" is the minimum performance level at which a payout under the
        Plan will be made. Threshold is set annually by the Administrator and is represented as a percent of the Earnings Per Share Target. Payout when Threshold is met is set annually by the Administrator and is represented as a percent of Guideline.

4.4 "Maximum" is the performance level at which the payout under the Plan discontinues to increase. Maximum is set annually by the Administrator and is represented as a percent of the Earnings Per Share Target. Payout when Maximum is met is set annually by the Administrator and is represented as a percent of Guideline.


ARTICLE V

PAYMENT

5.1 Payouts shall be paid by the Company as soon as practicable after the end of the Plan Year. The Company shall use its best efforts to make such payments by March 15 following the end of the Plan Year.

5.2 Notwithstanding anything in the Plan to the contrary, the Company shall withhold from all payments made under the Plan any amount which the Company is required to withhold for any applicable state, federal, or local taxes.


ARTICLE VI

ADMINISTRATION

6.1 The Plan shall be administered by the Administrator. The Administrator shall interpret the Plan and may from time to time make such decisions and adopt such rules and regulations for amending or interpreting the Plan as it deems appropriate.

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6.2     The Administrator shall have complete authority to determine, in accordance with the provisions of the Plan, the existence or non-existence, nature and amount of the rights and interest of the Employee and his beneficiaries under the Plan. In any action or proceeding affecting the Plan, the Administrator shall be the only necessary party, and no employee or former employee of the Employer or any other person having or claiming to have an interest under the Plan shall be entitled to any notice or process. Any judgment which may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest under the Plan.


ARTICLE VII

INDEMNIFICATION

The Company shall defend, indemnify, and hold all officers and directors of the Company, the Administrator, and all members of the Compensation Committee harmless from and against any and all loss, liability, damage and/or deficiency (including, without limitation, reasonable attorney's fees) arising out of the establishment or operation of this Plan.


ARTICLE VIII

AMENDMENT AND TERMINATION

The Administrator shall have the power, right and authority to amend, discontinue, or terminate the Plan in its sole discretion; provided no accrued payouts as of the end of a Plan Year may be reduced on account of any amendment or action of the Administrator.

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ARTICLE IX

MISCELLANEOUS

9.1 Source of Funding. The rights of a Participant to benefits under the Plan shall be solely those of an unsecured creditor of the Company and all benefits payable under the Plan shall be paid from the general funds of the Company.

9.2 This agreement shall not be deemed to constitute a contract of employment between any employee and the Company nor shall any provision restrict the right of the Company to discharge any employee, or restrict the right of any employee to terminate his employment with the Company.

9.3 A Participant or beneficiary shall have no right to transfer, assign, encumber, hypothecate, pledge, put up as collateral for a loan, or otherwise dispose of his right to receive payments under the Plan.

9.4 The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns.

9.5 All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

9.6 The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Washington. Invalidation of any one or the provisions of the Plan for any reason shall in no way affect the other provisions hereof, and all such other provisions shall remain in full force and effect.


DATA I/O CORPORATION

By  //SS//STEVEN M. GORDON
    ----------------------

Its  Vice President/Chief Financial Officer
     --------------------------------------

Date: December 22, 1995
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